AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 2015.

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NEWCASTLE INVESTMENT CORP.

(Exact Name of Registrant as Specified in its Charter)

Maryland	81-0559116
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

(212) 479-3195

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

RANDAL A. NARDONE

SECRETARY

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

(212) 479-3195

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

JOSEPH A. COCO

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, NEW YORK 10036-6522

(212) 735-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share(1)	625,916	(2)	(2)	(2)
Common Stock, par value $0.01 per share(3)	109,905	(4)	(4)	(4)
Common Stock, par value $0.01 per share(5)	5,594,129	$4.66(6)	$26,068,641.14	$3,029.18
Total	6,329,950	$4.66(2)(4)(6)	$26,068,641.14(2)(4)	$3,029.18(2)(4)

(1)	Represents 625,916 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Newcastle Investment Corp. (the “Company”) available as of the date hereof for issuance under the 2014 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2014 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered also includes an indeterminate number of additional shares of Common Stock that become issuable under the 2014 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that increases the number of the Company’s outstanding shares of Common Stock.
(2)	Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 625,916 shares (after giving effect to the 1-for-2 reverse stock split of its Common Stock effected on October 22, 2014) of unsold Common Stock that were previously registered pursuant to the prospectus supplement (the “August Prospectus Supplement”) filed pursuant to Rule 424(b)(5) on August 22, 2014 to Registration Statement No. 333-182103 initially filed on June 13, 2012. In connection with the registration of such unsold common shares, the Company paid filing fees of $2,221.83, which fees will continue to be applied to such unsold securities included on this registration statement. In accordance with Rule 415(a)(6), no registration fee is due. To the extent that, after the filing date hereof and prior to the effectiveness of this registration statement, any previously registered unsold securities are sold pursuant to the August Prospectus Supplement, the Company will identify in a pre-effective amendment to this registration statement the updated amount of previously registered unsold securities from the August Prospectus Supplement to be included in this registration statement pursuant to Rule 415(a)(6). Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the August Prospectus Supplement will be deemed terminated as of the date of effectiveness of this registration statement.
(3)	Represents 109,905 shares of Common Stock of the Company that would be issued upon the exercise of outstanding options granted under the 2014 Plan or the 2012 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2012 Plan”). Pursuant to Rule 416(a) under the Securities Act, the amount to be registered also includes an indeterminate number of additional shares of Common Stock that become issuable under the 2014 Plan or the 2012 Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction that increases the number of the Company’s outstanding shares of Common Stock.
(4)	Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 109,905 shares (after giving effect to the 1-for-2 reverse stock split of its Common Stock effected on October 22, 2014) of unsold Common Stock that were previously registered pursuant to the August Prospectus Supplement to Registration Statement No. 333-182103 initially filed on June 13, 2012. In connection with the registration of such unsold common shares, the Company paid filing fees of $235.55, which fees will continue to be applied to such unsold securities included on this registration statement. In accordance with Rule 415(a)(6), no registration fee is due. To the extent that, after the filing date hereof and prior to the effectiveness of this registration statement, any previously registered unsold securities are sold pursuant to the August Prospectus Supplement, the Company will identify in a pre-effective amendment to this registration statement the updated amount of previously registered unsold securities from the August Prospectus Supplement to be included in this registration statement pursuant to Rule 415(a)(6). Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the August Prospectus Supplement will be deemed terminated as of the date of effectiveness of this registration statement.
(5)	Represents 5,594,129 shares of Common Stock of the Company that may be offered for resale from time to time pursuant to this registration statement by the selling stockholders described herein, which shares have been or may be issued under the 2014 Plan, 2012 Plan, the 2002 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2002 Plan”) or otherwise (in each case, including, without limitation, in connection with the exercise of options). Pursuant to Rule 416(a) under the Securities Act, the amount to be registered also includes an indeterminate number of additional shares of Common Stock that may become issuable under the 2014 Plan, 2012 Plan, the 2002 Plan or otherwise, by reason of any stock dividend, stock split, recapitalization, or other similar transaction that increases our outstanding shares of Common Stock.
(6)	Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low prices of the Company’s Common Stock on March 3, 2015, as reported by the New York Stock Exchange, which was $4.66.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 4, 2015

PROSPECTUS

Newcastle Investment Corp.

Common Stock

This prospectus is being filed for the purpose of registering the issuance of securities pursuant to each of the 2014 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2014 Plan”) and the 2012 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2012 Plan”) or in connection with resales from time to time by certain of our stockholders (collectively, the “Selling Stockholders”).

Specifically, this prospectus registers: (i) 625,916 shares of Common Stock, par value $0.01 per share (“Common Stock”) of Newcastle Investment Corp. (“Newcastle”) available as of the date hereof for issuance under the 2014 Plan, and (ii) 109,905 shares of Common Stock that would be issued upon the exercise of outstanding options granted under the 2014 Plan or the 2012 Plan.

In addition, this prospectus registers 5,594,129 shares of Common Stock that may be offered for resale from time to time by the Selling Stockholders to whom the shares have been or may be issued under the 2014 Plan, the 2012 Plan, the 2002 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2002 Plan” and, together with the 2014 Plan and the 2012 Plan, each a “Plan” and collectively the “Plans”) or otherwise (in each case, including, without limitation, in connection with the exercise of options).

Our Common Stock is listed on the New York Stock Exchange under the symbol “NCT.” On March 3, 2015, the last reported sale price of our Common Stock was $4.64 per share.

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our Common Stock in “Risk Factors” on page 8 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

You should rely only on the information contained in this prospectus, including the documents incorporated herein by reference. We have not, and the Selling Stockholders have not, authorized anyone to provide you with additional or different information. We and the Selling Stockholders, as the case may be, are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, as the case may be, regardless of the time of delivery of this prospectus or of any sale of shares of our Common Stock.

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our filings can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. Our Commission filings are also available over the Internet at the Commission’s website at http://www.sec.gov. Our Common Stock, 9.75% Series B Cumulative Redeemable Preferred Stock, 8.05% Series C Cumulative Redeemable Preferred Stock and 8.375% Series D Cumulative Redeemable Preferred Stock are each listed on the New York Stock Exchange (the “NYSE”) under the trading symbols “NCT”, “NCTPB”, “NCTPC” and “NCTPD”, respectively. Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the Commission for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus information that we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the Commission subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have already filed with the Commission (other than any portion of such filings that are furnished, rather than filed, under the Commission’s applicable rules):

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•

the description of our Common Stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on September 25, 2002, including any amendment or report filed for the purpose of updating such description.

Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be a part of this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with Commission rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Newcastle Investment Corp., 1345 Avenue of the Americas, New York, New York, 10105, Attention: Investor Relations. The corresponding telephone number and e-mail address are (212) 479-3195 and ir@newcastleinv.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments, the stability of our earnings, and our financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual outcome of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in global, national and local economic conditions, including, but not limited to, a prolonged economic slowdown and a downturn in the real estate market;

•	reductions in cash flows received from our investments;

•	the availability and cost of capital for future investments, particularly in a rising interest rate environment, and our ability to deploy capital accretively;

•

our ability to profit from opportunistic investments, such as our investment in golf, and to mitigate the risks associated with managing operating businesses and asset classes with which we have limited experience;

•	the relationship between yields on assets which are paid off and yields on assets in which such monies can be reinvested;

•

changes in our asset portfolio and investment strategy, and potential changes in our ability to make distributions to our stockholders, as a result of the spin-off of our senior housing business on November 6, 2014 or other factors;

•	adverse changes in the financing markets we access affecting our ability to finance our investments;

•

changing risk assessments by lenders that potentially lead to increased margin calls, not extending our repurchase agreements or other financings in accordance with their current terms or entering into new financings with us;

•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;

•	the risks that default and recovery rates on our real estate securities and loan portfolios deteriorate compared to our underwriting estimates;

•

impairments in the value of the collateral underlying our investments and the relation of any such impairments to our judgments as to whether changes in the market value of our securities, loans or real estate are temporary or not and whether circumstances bearing on the value of such assets warrant changes in carrying values;

•	geographical concentrations with respect to the mortgage loans underlying and collateral securing certain of our debt investments, our senior housing properties and our golf courses;

•	legislative/regulatory changes, including but not limited to, any modification of the terms of loans;

•	competition within the industries in which we have and/or may pursue additional investments;

•	our ability and willingness to maintain our qualification as a real estate investment trust (“REIT”); and

•	other risks detailed from time to time below, particularly under the heading “Risk Factors,” and in our other reports filed with or furnished to the SEC.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.

We encourage you to read this prospectus, as well as the information that is incorporated by reference in this prospectus, in its entirety. In evaluating forward-looking statements, you should consider the risks and uncertainties contained in our reports filed with the SEC. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

All references to “we,” “our,” “us,” “Company,” and “Newcastle” in this prospectus mean Newcastle Investment Corp. and its consolidated subsidiaries, except where it is made clear that the term means only the parent company.

NEWCASTLE INVESTMENT CORP.

Overview

We are a REIT that focuses on opportunistically investing in, and actively managing, a variety of real estate related and other investments. We are externally managed and advised by FIG LLC (our “Manager”), an affiliate of Fortress. Our Manager makes decisions about our investments in accordance with very broad investment guidelines, and we actively explore new business opportunities and asset categories as part of our business strategy.

We currently invest in real estate debt and golf related real estate and operations. Our investment guidelines are purposefully broad to enable us to make investments in a wide array of assets, and we actively explore new business opportunities and asset categories as part of our business strategy. Our objective is to leverage our longstanding investment expertise to drive attractive risk-adjusted returns. We target stable long-term cash flows and seek to employ appropriate capital structures to generate returns throughout different interest rate environments. We take an active approach centered around identifying and executing on opportunities, responding to the changing market environment, and dynamically managing our investment portfolio to grow investments organically and through acquisitions into standalone businesses to enhance returns.

Our Investment Guidelines

Our investment guidelines are purposefully broad to enable us to make investments in a wide array of assets, including, but not limited to, any assets that can be held by REITs. We have used this flexibility to make opportunistic investments in a variety of assets ranging from senior housing facilities to golf companies. We do not have specific policies as to the allocation among types of assets or investment categories since our investment decisions depend on changing market conditions. Accordingly, the current composition of our portfolio could change significantly depending on the types of investment opportunities we pursue. For example, we may acquire control of an underlying operating business (which may include non-real estate businesses and businesses in distressed industries) as part of, or to complement, the restructuring of a debt investment. When assessing our portfolio allocation, we focus on relative value and in-depth risk/reward analysis. Our focus on relative value means that assets that may be unattractive under particular market conditions may, if priced appropriately to compensate for risks such as projected defaults and prepayments, become attractive relative to other available investments.

Our Manager

We are externally managed and advised by our manager, FIG LLC, an affiliate of Fortress Investment Group LLC (“Fortress”). Fortress is a leading global investment manager with approximately $67.5 billion in assets under management as of December 31, 2014. Through our manager, we have a dedicated team of senior investment professionals experienced in real estate capital markets, structured finance and asset management. We believe that these critical skills position us well not only to make prudent investment decisions but also to monitor and manage the credit profile of our investments.

We believe that our manager’s expertise and significant business relationships with participants in the fixed income, structured finance and real estate industries has enhanced our access to investment opportunities that may not be broadly marketed. For its services, our manager is entitled to a management fee and incentive compensation pursuant to a management agreement. Fortress, through its affiliates, and principals of Fortress collectively owned approximately 1,071,658 shares of our Common Stock as of December 31, 2014. In addition, Fortress, through its affiliates, had options to purchase approximately 5.0 million shares of our Common Stock, which were issued in connection with our equity offerings, as of December 31, 2014. On a fully diluted basis, these holdings represented in the aggregate approximately 8.5% of our Common Stock as of December 31, 2014.

We have no ownership interest in our manager. Our chairman and secretary also serve as officers of our manager. Our manager manages and invests in real estate related investment vehicles other than us and intends to engage in additional management and investment opportunities and investment vehicles in the future.

General

Our stock is traded on the NYSE under the symbol “NCT.” We are a REIT for U.S. federal income tax purposes.

We are incorporated in Maryland and the address of our principal executive office is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. Our telephone number is (212) 479-3195. Our website address is www.newcastleinv.com, which is an interactive textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated into this prospectus or any accompanying prospectus supplement by reference.

THE OFFERINGS UNDER THE PLANS

This prospectus relates to shares of our Common Stock, which may be offered and sold to our Manager; the employees, officers, directors, consultants, service providers and advisors of our Manager who perform services for us; our officers, consultants, service providers and advisors; and other eligible participants in the Plans, in each case consistent with the terms and conditions of the respective Plan or Plans, as the case may be.

The 2014 Plan was originally adopted by our Board of Directors (the “Board”) on April 8, 2014 and was approved by our stockholders on May 28, 2014. The 2014 Plan will terminate on April 8, 2015, except that awards granted before that time will remain outstanding and will vest and become exercisable in accordance with their terms. No awards other than tandem options (as described below) may be granted under the 2014 Plan after the expiration of the term.

The 2012 Plan was originally adopted by the Board and approved by our stockholders on May 7, 2012. The 2012 Plan will terminate on May 7, 2022, except that awards granted before that time will remain outstanding and will vest and become exercisable in accordance with their terms.

The Plans are not qualified under the Internal Revenue Code of 1986, as amended (the “Code”), and not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Company will provide this prospectus to all persons (including our Manager) who have been or are selected to participate in one or more of the Plans. This prospectus contains only a summary of the more significant provisions of the Plans. To make this summary as clear and understandable as possible, some of the rules of the Plans are described in abbreviated form, and not all the detailed provisions of the Plans are described herein. The rights and benefits under the Plans will be governed by the provisions of the Plans, as well as applicable laws and regulations, and not by this prospectus. If there is any conflict between this prospectus and the text of the Plans, the text of the Plans will control. When making important decisions based upon the provisions of the Plans, you should consult the Plans themselves. The Plans are readily available at no charge from the Company, by contacting Cameron D. MacDougall.

No one can predict the future value of any stock, and investment in a single security is inherently subject to greater risk than diversified investments. You should carefully and periodically evaluate your investments in our Common Stock to ensure that the amount of your investment is appropriate for your individual financial situation.

RISK FACTORS

Investing in our Common Stock involves risks. Please see the risk factors described in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014, all of which are incorporated by reference into this prospectus in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. Any of these risks, as well as other risks and uncertainties, could materially harm our business, financial condition, results of operations or cash flows. In that case, the value or trading price of our Common Stock could decline, and you could lose part of all of your investment.

SUMMARY OF PLAN TERMS

2014 Plan

The following is a summary of the material terms of the 2014 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the 2014 Plan, which is attached as Annex A to our Definitive Proxy Statement on Schedule 14A for the 2014 Annual Meeting of Stockholders, filed on April 17, 2014.

Purpose

The purpose of the 2014 Plan is to reinforce the long-term commitment to the Company’s success of certain individuals who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; to assist the Company in attracting and retaining individuals with experience and ability; to compensate our Manager for its successful efforts in raising capital for the Company and to provide performance-based compensation in order to provide incentive to our Manager to enhance the value of our Common Stock; and to benefit the Company’s stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company’s continued success.

Administration

The 2014 Plan is administered by the Compensation Committee of the Board (the “Committee”). As the administrator of the 2014 Plan, the Committee has the authority to grant awards under the 2014 Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2014 Plan as it deems advisable for the administration of the 2014 Plan. The Committee also has the authority to interpret the terms and provisions of the 2014 Plan, any award issued under the 2014 Plan and any award agreements relating thereto, and to otherwise supervise the administration of the 2014 Plan. In particular, the Committee has the authority to determine the terms and conditions of awards under the 2014 Plan, including, without limitation, the exercise price, the number of shares of our Common Stock subject to awards, the term of the awards and the vesting schedule applicable to awards and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Committee pursuant to the provisions of the 2014 Plan are final, conclusive and binding on all persons.

Term

The 2014 Plan will terminate on the one-year anniversary of April 8, 2014, provided that awards granted before that time will remain outstanding and will vest and become exercisable in accordance with their terms. No awards other than tandem options may be granted under the 2014 Plan after the expiration of the term.

Share Reserve; Adjustment

We initially reserved 1,000,000 shares of our Common Stock for issuance under the 2014 Plan (which such amount was reduced to 166,666 as a result of subsequent reverse stock splits). That number will be increased on the date of any equity issuance by the Company during the term of the 2014 Plan by 10% of the equity securities issued by the Company in such equity issuance.

The shares of our Common Stock which may be issued pursuant to an award under the 2014 Plan may be treasury stock, authorized but unissued stock or stock acquired on the open market to satisfy the requirements of the 2014 Plan. Awards may consist of any combination of such stock, or, at our election, cash. The aggregate number of shares of our Common Stock that may be granted during the term of the 2014 Plan to any participant who is a non-employee director may not be greater than 166,666. The aggregate number of shares of our Common Stock that may be granted during any calendar year to any participant who is a “covered employee” for purposes of Section 162(m) of the Code during such calendar year may not be greater than 166,666. If any shares of our Common Stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the 2014 Plan. The grant of a tandem option will not reduce the number of shares of our Common Stock reserved and available for issuance under the 2014 Plan.

Upon the occurrence of any event that affects the shares of our Common Stock in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Committee will make appropriate equitable adjustments. The Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.

Types of Awards and Eligible Recipients

The terms of the 2014 Plan provide for the grant of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, stock appreciation rights (“SARs”), restricted stock, performance awards, tandem awards and other stock-based and non-stock based awards, in each case to our Manager, to the employees, officers, directors, consultants, service providers and advisors of our Manager who perform services for us, to our employees, officers, consultants, service providers and advisors, and to such other persons who the Committee selects to be participants in the 2014 Plan. Such awards may be granted singly, in tandem, or in combination with each of the other awards.

Options

Except as provided in any award agreement, an option granted under the 2014 Plan represents the right to receive, on the date of exercise of such option, an amount in cash equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the exercise price of such option, less any applicable tax withholdings. An award agreement may provide for the settlement of an option in shares of our Common Stock, subject to the terms and conditions set forth in the award agreement.

The 2014 Plan generally provides that the Committee has the power to determine the number of shares of our Common Stock covered by options, the exercise price of options, at what time or times each option may be exercised and, subject to the provisions of the 2014 Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Committee.

If options are to be settled in shares of our Common Stock, we may make loans available to the optionee in connection with the exercise of such options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the shares of our Common Stock subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.

Other Awards

The Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the 2014 Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or shares of our Common Stock with respect to each SAR will be equal in value to a percentage (including up to

100%) of the amount by which the fair market value per share of our Common Stock on the exercise date exceeds the fair market value per share of our Common Stock on the date of grant of the SAR. The applicable percentage will be established by the Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in shares of our Common Stock or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Committee will determine such manner of payment at the time of payment. The amount payable in shares of our Common Stock, if any, will be determined with reference to the fair market value per share of our Common Stock on the date of exercise.

SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

The Committee may also grant restricted stock, performance awards, tandem awards and other stock and non-stock-based awards under the 2014 Plan. These awards will be subject to such conditions and restrictions as the Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued service with us through a specific period.

Manager Options

We anticipate that we will grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer shares of our Common Stock to the public, we intend to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of the aggregate number of shares being issued in such offering at an exercise price per share equal to the offering price per share, as determined by the Committee. The main purpose of these options is to provide transaction-specific compensation to our Manager, in a form that aligns our Manager’s interests with those of our stockholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In each case, the 2014 Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. If settled in shares of Common Stock, the exercise price of such options may be paid in cash or its equivalent, as determined by the Committee. Payment in whole or in part may also be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such option, (ii) in the form of our unrestricted Common Stock already owned by our Manager which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee. In addition to options, the Committee has the authority to grant such other awards to our Manager as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of the maximum number of equity securities then being issued.

Tandem Options

Each of the Committee and our Manager have the authority under the terms of the 2014 Plan to direct awards of tandem options to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the tandem options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of tandem options, our Manager will be required to agree that so long as such tandem options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such tandem options. If any tandem options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any tandem options (e.g., the per-share exercise price, the schedule of vesting, exercisability and form of settlement, etc.) will be determined by the Committee or our Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such tandem options may not be greater than the term of the designated Manager options to which they relate.

As determined by our Manager, in its sole discretion, if the tandem options are settled in shares of our Common Stock, payment of the exercise price of such tandem options in whole or in part may be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such tandem option, (ii) in the form of our unrestricted Common Stock already owned by the holder of such tandem option which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such tandem option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee.

Grants to our Non-Employee Directors

The 2014 Plan provides for automatic awards of fully vested shares of our Common Stock on the first business day after our 2014 annual stockholders’ meeting to our non-employee directors in amounts determined by the Committee based on the fair market value of shares of our Common Stock on the date of grant. The 2014 Plan also provides that each new non-employee member of the Board be granted an initial one-time grant of options under the 2014 Plan upon the date of the first meeting of the Board attended by that director. The exercise price of those options is to be equal to the fair market value per share of our Common Stock on the date of grant.

Change in Control or Termination of our Manager’s Services

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as summarized below) or a termination of our Manager’s services to us for any reason, and any tandem options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Committee or our Manager, as the case may be.

Definition of Change in Control

For purposes of the 2014 Plan, a “change in control” means, in summary: (i) a person or entity becomes the beneficial owner of more than 30% of the Company’s voting power; (ii) a merger or consolidation of the Company or any of its subsidiaries, other than (A) a merger or consolidation that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent or (B) a merger or consolidation affected to implement a recapitalization of the Company in which no person or entity becomes the beneficial owner of the Company’s voting securities representing 30% or more of the Company’s combined voting power; or (iii) stockholder approval of a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition of substantially all of the Company’s assets.

Amendment and Termination

The 2014 Plan provides that the Board may alter, amend, suspend, or terminate the 2014 Plan, provided that no amendment that requires stockholder approval in order for the 2014 Plan to comply with any rule or regulation deemed applicable by the Committee will be effective without such stockholder approval. In addition, no amendment will affect adversely any of the rights of any participant in the 2014 Plan without such participant’s consent.

2012 Plan

The following is a summary of the material terms of the “2012 Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the 2012 Plan, which is attached as Exhibit 10.3 to our Form 10-K for the year ended December 31, 2012, filed on February 28, 2013.

Purpose

The purpose of the 2012 Plan is to reinforce the long-term commitment to the Company’s success of certain individuals who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; to assist the Company in attracting and retaining individuals with experience and ability; to compensate our Manager for its successful efforts in raising capital for the Company and to provide performance-based compensation in order to provide incentive to our Manager to enhance the value of our Common Stock; and to benefit the Company’s stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company’s continued success.

Administration

The 2012 Plan is administered by the Committee. As the administrator of the 2012 Plan, the Committee has the authority to grant awards under the 2012 Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the 2012 Plan as it deems advisable for the administration of the 2012 Plan. The Committee also has the authority to interpret the terms and provisions of the 2012 Plan, any award issued under the 2012 Plan and any award agreements relating thereto, and to otherwise supervise the administration of the 2012 Plan. In particular, the Committee has the authority to determine the terms and conditions of awards under the 2012 Plan, including, without limitation, the exercise price, the number of shares of our Common Stock subject to awards, the term of the awards and the vesting schedule applicable to awards and to waive or amend the terms and conditions of outstanding awards.

Term

The 2012 Plan will terminate on the tenth anniversary of May 7, 2012, provided that awards granted before that time will remain outstanding and will vest and become exercisable in accordance with their terms. No awards may be granted under the 2012 Plan after the expiration of the term.

Share Reserve; Adjustment

We initially reserved 20,000,000 shares of our Common Stock for issuance under the 2012 Plan (which such amount was reduced to 3,333,333 as a result of subsequent reverse stock splits).

The shares of our Common Stock which may be issued pursuant to an award under the 2012 Plan may be treasury stock, authorized but unissued stock or stock acquired on the open market to satisfy the requirements of the 2012 Plan. Awards may consist of any combination of such stock, or, at our election, cash. The aggregate number of shares of our Common Stock that may be granted during any calendar year to any participant who is a “covered employee” for purposes of Section 162(m) of the Code during such calendar year may not be greater than 3,333,333. If any shares of our Common Stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the 2012 Plan. The grant of a tandem option will not reduce the number of shares of our Common Stock reserved and available for issuance under the 2012 Plan.

Upon the occurrence of any event that affects the shares of our Common Stock in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Committee will make appropriate equitable adjustments. The Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.

Types of Awards and Eligible Recipients

The terms of the 2012 Plan provide for the grant of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, SARs, restricted stock, performance awards, tandem awards and other stock-based and non-stock based awards, in each case to our Manager, to the employees, officers, directors, consultants, service providers and advisors of our Manager who perform services for us, to our employees, officers, consultants, service providers and advisors, and to such other persons who the Committee selects to be participants in the 2012 Plan. Such awards may be granted singly, in tandem, or in combination with each of the other awards.

Options

Except as provided in any award agreement, an option granted under the 2012 Plan represents the right to receive, on the date of exercise of such stock option, an amount in cash equal to the excess of the fair market value of a share of our Common Stock on the date of exercise over the exercise price of such stock option, less any applicable tax withholdings. An award agreement may provide for the settlement of a stock option in shares of our Common Stock, subject to the terms and conditions set forth in the award agreement.

The 2012 Plan generally provides that the Committee has the power to determine the number of shares of our Common Stock covered by options, the exercise price of options, at what time or times each option may be exercised and, subject to the provisions of the 2012 Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Committee.

If options are to be settled in shares of our Common Stock, we may make loans available to the optionee in connection with the exercise of such options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the shares of our Common Stock subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.

Other Awards

The Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the 2012 Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or shares of our Common Stock with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share of our Common Stock on the exercise date exceeds the fair market value per share of our Common Stock on the date of grant of the SAR. The applicable percentage will be established by the Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in shares of our Common Stock or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Committee will determine such manner of payment at the time of payment. The amount payable in shares of our Common Stock, if any, will be determined with reference to the fair market value per share of our Common Stock on the date of exercise.

SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

The Committee may also grant restricted stock, performance awards, tandem awards and other stock and non-stock-based awards under the 2012 Plan. These awards will be subject to such conditions and restrictions as the Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued service with us through a specific period.

Manager Options

We anticipate that we will grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer shares of our Common Stock to the public, we intend to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of the aggregate number of shares being issued in such offering at an exercise price per share equal to the offering price per share, as determined by the Committee. The main purpose of these options is to provide transaction-specific compensation to our Manager, in a form that aligns our Manager’s interests with those of our stockholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In each case, the 2012 Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. If settled in shares of Common Stock, the exercise price of such options may be paid in cash or its equivalent, as determined by the Committee. Payment in whole or in part may also be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such option, (ii) in the form of our unrestricted Common Stock already owned by our Manager which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee. In addition to options, the Committee has the authority to grant such other awards to our Manager as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of the maximum number of equity securities then being issued.

Tandem Options

Each of the Committee and our Manager have the authority under the terms of the 2012 Plan to direct awards of tandem options to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the tandem options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of tandem options, our Manager will be required to agree that so long as such tandem options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such tandem options. If any tandem options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any tandem options (e.g., the per-share exercise price, the schedule of vesting, exercisability and form of settlement, etc.) will be determined by the Committee or our Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such tandem options may not be greater than the term of the designated Manager options to which they relate.

As determined by our Manager, in its sole discretion, if the tandem options are settled in shares of our Common Stock, payment of the exercise price of such tandem options in whole or in part may be made by the following cashless exercise procedures: (i) by withholding from shares of our Common Stock otherwise issuable upon exercise of such tandem option, (ii) in the form of our unrestricted Common Stock already owned by the holder of such tandem option which has a fair market value on the date of surrender equal to the aggregate option price of our Common Stock as to which such tandem option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee.

Change in Control or Termination of our Manager’s Services

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as summarized below) or a termination of our Manager’s services to us for any reason, and any tandem options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Committee or our Manager, as the case may be.

Definition of Change in Control

For purposes of the 2012 Plan, a “change in control” means, in summary: (i) a person or entity becomes the beneficial owner of more than 30% of the Company’s voting power; (ii) a merger or consolidation of the Company or any of its subsidiaries, other than (A) a merger or consolidation that results in the Company’s voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent or (B) a merger or consolidation affected to implement a recapitalization of the Company in which no person or entity becomes the beneficial owner of the Company’s voting securities representing 30% or more of the Company’s combined voting power; or (iii) stockholder approval of a plan of complete liquidation or dissolution of the Company, or an agreement for the sale or disposition of substantially all of the Company’s assets.

Amendment and Termination

The 2012 Plan provides that the Board may alter, amend, suspend, or terminate the 2012 Plan, provided that no amendment that requires stockholder approval in order for the 2012 Plan to comply with any rule or regulation deemed applicable by the Committee will be effective without such stockholder approval. In addition, no amendment will affect adversely any of the rights of any participant in the 2012 Plan without such participant’s consent.

United States Federal Income Tax Consequences of Awards Under the 2012 Plan and the 2014 Plan

The rules concerning the U.S. federal income tax consequences with respect to awards granted to individuals pursuant to the 2012 Plan and the 2014 Plan are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences for awards granted under the 2012 Plan and the 2014 Plan; it does not set forth any state or local income tax or estate tax consequences that may be applicable.

Options

A participant generally will not recognize income upon the grant of an option. Rather, at the time of exercise of such options, the participant will recognize ordinary income for income tax purposes. For options that are settled in cash, the participant will recognize the amount of cash received as ordinary income for income tax purposes. For options that are settled in shares of our Common Stock pursuant to the terms of an award agreement, the participant will recognize as ordinary income for income tax purposes an amount equal to the excess of the fair market value of the shares of Common Stock purchased over the exercise price. We generally will be entitled to a tax deduction when, and in the same amount (if any) that, the participant recognizes ordinary income. If the options are settled in shares of our Common Stock and the shares acquired upon the exercise of such option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

SARs

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares of our Common Stock received. We generally will be entitled to a tax deduction when, and in the same amount (if any) that, the participant recognizes ordinary income. The participant’s tax basis in any shares of our Common Stock received upon exercise of a SAR will be the fair market value of the shares of our Common Stock on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock

A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the same amount (if any) that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted stock is awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such restricted stock is subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Performance and Other Awards

With respect to performance and other awards granted under the 2012 Plan and the 2014 Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares of our Common Stock or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

USE OF PROCEEDS

We will receive the exercise or purchase price of certain stock-based awards under the Plans if and when such awards are exercised or purchased for cash. We will not receive any proceeds if the stock-based awards are exercised on a cashless basis. We currently have no specific plans for the use of the net proceeds received upon exercise or purchase of such awards. We anticipate that we will use the net proceeds received by us for general corporate purposes. We will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders.

SELLING STOCKHOLDERS

This prospectus registers 5,594,129 shares of our Common Stock that may be offered for resale from time to time by our stockholders (collectively, the “Selling Stockholders”). The table below includes Selling Stockholders to whom the shares may be issued under the 2014 Plan, the 2012 Plan, the 2002 Plan or otherwise (in each case, including, without limitation, in connection with the exercise of options).

	Immediately Prior to this Offering				Immediately After this Offering
Selling Stockholders	Amount and Nature of Beneficial Ownership(2)	Percent of Class		Shares Offered	Amount and Nature of Beneficial Ownership	Percent of Class
18 Selling Stockholders (1)	230,503	*	(3)	424,230	0	*	(3)

(1)	The Selling Stockholders are individuals to whom shares have been or may be issued under the 2012 Plan, the 2002 Plan or otherwise (in each case, including, without limitation, in connection with the exercise of options). The individuals comprising the Selling Stockholder group have not been identified because the aggregate number of shares that may be offered by the Selling Stockholders is less than 1% of the Company’s outstanding shares of Common Stock as of the date hereof.
(2)	The number shown includes shares of Common Stock held by the Selling Stockholders and shares of Common Stock underlying outstanding options held by the Selling Stockholders that are exercisable within 60 days of the date hereof (assuming no exercise by persons other than the Selling Stockholders).
(3)	Denotes less than 1%.

The number shown includes shares of our Common Stock that may be offered for resale from time to time, and includes shares of our Common Stock underlying options that are not exercisable within 60 days of the date hereof.

This prospectus also relates to the possible sale from time to time of up to 5,169,899 shares of our Common Stock by certain Selling Stockholders. These Selling Stockholders originally acquired the shares of our Common Stock included in this prospectus pursuant to the exercise of options, or will acquire the shares of our Common Stock pursuant to the exercise of outstanding options, under the 2014 Plan, the 2012 Plan, the 2002 Plan or otherwise.

Information about these Selling Stockholders will be set forth in an applicable prospectus supplement. These Selling Stockholders may from time to time offer and sell such securities pursuant to this prospectus and any applicable prospectus supplement. Some of these Selling Stockholders are affiliates of ours.

An applicable prospectus supplement will set forth the name of each Selling Stockholder, the nature of any position, office, or other material relationship which any Selling Stockholder has had within the past three years with us or any of our affiliates, if any, the amount of our Common Stock owned by each Selling Stockholder prior to the offering, the amount of our common stock which may be offered for each Selling Stockholder’s account, and the amount and (if one percent or more) the percentage of our common stock to be owned by each Selling Stockholder after completion of the offering.

These Selling Stockholders shall not sell any shares of our Common Stock pursuant to this prospectus until we have identified such Selling Stockholders and the shares of our Common Stock which may be offered for resale by such Selling Stockholders in a subsequent prospectus supplement. However, the Selling Stockholders may sell or transfer all or a portion of their shares of our Common Stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of our capital stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law (the “MGCL”), our charter and our bylaws. We have incorporated by reference our charter and bylaws as exhibits to the registration statement of which this prospectus is a part. The following description discusses the general terms of the Common Stock.

General

Under our charter we are authorized to issue up to 1,000,000,000 shares of Common Stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, 66,424,508 shares of Common Stock were issued and outstanding; 2,875,000 shares have been classified and designated as 9.75% Series B Cumulative Redeemable Preferred Stock, of which 1,347,321 shares were outstanding; 1,800,000 shares have been classified and designated as 8.05% Series C Cumulative Redeemable Preferred Stock, of which 496,000 shares were outstanding; and 2,300,000 shares have been classified and designated as 8.375% Series D Cumulative Redeemable Preferred Stock, of which 620,000 shares were outstanding. As of the date of this prospectus, there are currently no other classes or series of preferred stock authorized. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

Common Stock

All outstanding shares of our Common Stock are duly authorized, fully paid and nonassessable. Holders of our Common Stock are entitled to receive, when, as and if declared by the board of directors, dividends out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

Subject to our charter restrictions on transfer of our stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, and directors are elected by a plurality of votes cast.

Holders of our Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of Common Stock will have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter.

Preferred Stock

Our board of directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation; and

•	whether or not the shares of such series shall be convertible, and, if so, the terms and conditions upon which shares of such series shall be convertible.

Description of Series B Preferred Stock

Our board of directors has adopted articles supplementary to our charter establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the 9.75% Series B Cumulative Redeemable Preferred Stock. The Series B Preferred Stock is listed on the New York Stock Exchange.

Ranking. The Series B Preferred Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, ranks (i) senior to all classes or series of our Common Stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series B Preferred Stock; (ii) on a parity with the 8.05% Series C Cumulative Redeemable Preferred Stock, the 8.375% Series D Cumulative Redeemable Preferred Stock and all equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series B Preferred Stock. The term “equity securities” shall not include convertible debt securities.

Distributions. Holders of Series B Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of legally available funds, cumulative preferential cash distributions at the rate of 9.75% of the liquidation preference per annum, which is equivalent to $2.4375 per share of Series B Preferred Stock per year. Distributions on the Series B Preferred Stock cumulate from the date of original issuance (March 18, 2003) and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, or, if not a business day, the next succeeding business day, commencing April 30, 2003.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series B Preferred Stock are entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our Common Stock and any other shares of our equity securities ranking junior to the Series B Preferred Stock as to liquidation rights.

Redemption. We, at our option, upon giving of notice, may redeem the Series B Preferred Stock, in whole or from time to time in part (unless we are in arrears on the distributions on the Series B Preferred Stock, in which case we can only redeem in whole), for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.

Maturity. The Series B Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights. Holders of Series B Preferred Stock do not have any voting rights, except that if distributions on the Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then holders of Series B Preferred Stock (voting together as a single class with all of our other equity securities upon which like voting rights have been conferred and are exercisable, including our Series C Preferred Stock and Series D Preferred Stock) shall be entitled to elect two additional directors. In addition, so long as any Series B Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of the then-outstanding Series B Preferred Stock (such series voting separately as a class) in order to (a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series B Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects any right, preference or voting power of the Series B Preferred Stock.

Conversion. The Series B Preferred Stock is not convertible into or exchangeable for our property or securities.

Description of Series C Preferred Stock

Our board of directors has adopted articles supplementary to our charter establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the 8.05% Series C Cumulative Redeemable Preferred Stock. The Series C Preferred Stock is listed on the New York Stock Exchange.

Ranking. The Series C Preferred Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, ranks (i) senior to all classes or series of our Common Stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock; (ii) on a parity with the 9.75% Series B Cumulative Redeemable Preferred Stock, the 8.375% Series D Cumulative Redeemable Preferred Stock and all other equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series C Preferred Stock. The term “equity securities” shall not include convertible debt securities.

Distributions. Holders of Series C Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of legally available funds, cumulative preferential cash distributions at the rate of 8.05% of the liquidation preference per annum, which is equivalent to $2.0125 per share of Series C Preferred Stock per year. However, during any period of time that both (i) the Series C Preferred Stock is not listed on the NYSE or AMEX, or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but shares of Series C Preferred Stock are outstanding, we will increase the cumulative cash distributions payable on the Series C Preferred Stock to a rate of 9.05% of the liquidation preference per annum, which is equivalent to $2.2625 per share of Series C Preferred Stock per year (the “Series C Special Distribution”). Distributions on the Series C Preferred Stock cumulate from the date of original issuance (October 25, 2005) or, with respect to the Series C Special Distribution, if applicable, from the date following the date on which both (i) the Series C Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year or, if not a business day, the next succeeding business day, commencing January 31, 2006. The Series C Special Distribution, if applicable, shall cease to accrue on the date following the earlier of (i) the listing of the Series C Preferred Stock on the NYSE or the AMEX or its quotation on the NASDAQ or (ii) we become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series C Preferred Stock are entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our Common Stock and any other shares of our equity securities ranking junior to the Series C Preferred Stock as to liquidation rights.

Regular Redemption. We, at our option, upon giving of notice, may redeem the Series C Preferred Stock, in whole or from time to time in part (unless we are in arrears on the distributions on the Series C Preferred Stock, in which case we can only redeem in whole), for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.

Special Redemption. If at any time both (i) the Series C Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any shares of Series C Preferred Stock are outstanding, we will have the option to redeem the Series C Preferred Stock, in whole but not in part, within 90 days of the date upon which both the Series C Preferred Stock ceases to be listed and we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for cash at $25.00 per share, plus accumulated and unpaid distributions, if any, to the date of redemption, whether or not authorized.

Maturity. The Series C Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights. Holders of Series C Preferred Stock do not have any voting rights, except that if distributions on the Series C Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then holders of Series C Preferred Stock (voting together as a single class with all of our other equity securities upon which like voting rights have been conferred and are exercisable, including our Series B Preferred Stock and Series D Preferred Stock) shall be entitled to elect two additional directors. In addition, so long as any Series C Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of the then-outstanding Series C Preferred Stock (such series voting separately as a class) in order to (a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series C Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects any right, preference or voting power of the Series C Preferred Stock.

Conversion. The Series C Preferred Stock is not convertible into or exchangeable for our property or securities.

Description of Series D Preferred Stock

Our board of directors has adopted articles supplementary to our charter establishing the number and fixing the terms, designations, powers, preferences, rights, limitations and restrictions of a series of preferred stock designated the 8.375% Series D Cumulative Redeemable Preferred Stock. The Series D Preferred Stock is listed on the New York Stock Exchange.

Ranking. The Series D Preferred Stock, with respect to distribution rights and the distribution of assets upon our liquidation, dissolution or winding up, ranks (i) senior to all classes or series of our Common Stock and to all equity securities the terms of which specifically provide that such equity securities rank junior to the Series D Preferred Stock; (ii) on a parity with the 9.75% Series B Cumulative Redeemable Preferred Stock and 8.05% Series C Cumulative Redeemable Preferred Stock and all equity securities issued by us other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such Series D Preferred Stock. The term “equity securities” shall not include convertible debt securities.

Distributions. Holders of Series D Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of legally available funds, cumulative preferential cash distributions at the rate of 8.375% of the liquidation preference per annum, which is equivalent to $2.09375 per share of Series D Preferred Stock per year. However, during any period of time that both (i) the Series D Preferred Stock is not listed on the NYSE or AMEX, or quoted on the NASDAQ, and (ii) we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, but shares of Series D Preferred Stock are outstanding, we will increase the cumulative cash distributions payable on the Series D Preferred Stock to a rate of 9.375% of the liquidation preference per annum, which is equivalent to $2.34375 per share of Series D Preferred Stock per year (the “Series D Special Distribution”). Distributions on the Series D Preferred Stock cumulate from the date of original issuance (March 15, 2007) or, with respect to the Series D Special Distribution, if applicable, from the date following the date on which both (i) the Series D Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and are payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year or, if not a business day, the next succeeding business day, commencing July 31, 2007. The Series D Special Distribution, if applicable, shall cease to accrue on the date following the earlier of (i) the listing of the Series D Preferred Stock on the NYSE or the AMEX or its quotation on the NASDAQ or (ii) we become subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series D Preferred Stock are entitled to receive out of our assets available for distribution to shareholders (after payment or provision for all of our debts and other liabilities) a liquidating distribution in the amount of a liquidation preference of $25.00 per share, plus any accumulated and unpaid distributions to the date of payment, whether or not authorized, before any distribution of assets is made to holders of our Common Stock and any other shares of our equity securities ranking junior to the Series D Preferred Stock as to liquidation rights.

Regular Redemption. Except in certain circumstances relating to the preservation of our status as a REIT for U.S. federal income tax purposes, the Series D Preferred Stock was not redeemable prior to March 15, 2012. On or after March 15, 2012, we, at our option, upon giving of notice, may redeem the Series D Preferred Stock, in whole or from time to time in part (unless we are in arrears on the distributions on the Series D Preferred Stock, in which case we can only redeem in whole), for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions to the date of redemption, whether or not authorized.

Special Redemption. If at any time both (i) the Series D Preferred Stock ceases to be listed on the NYSE or the AMEX or quoted on the NASDAQ and (ii) we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any shares of Series D Preferred Stock are outstanding, we will have the option to redeem the Series D Preferred Stock, in whole but not in part, within 90 days of the date upon which both the Series D Preferred Stock ceases to be listed and we cease to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for cash at $25.00 per share, plus accumulated and unpaid distributions, if any, to the date of redemption, whether or not authorized.

Maturity. The Series D Preferred Stock does not have a stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights. Holders of Series D Preferred Stock do not have any voting rights, except that if distributions on the Series D Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), then holders of Series D Preferred Stock (voting together as a single class with all of our other equity securities upon which voting rights have been conferred and are exercisable, including our Series B Preferred Stock and Series C Preferred Stock) shall be entitled to elect two additional directors. In addition, so long as any Series D Preferred Stock remains outstanding, subject to limited exceptions, we will be required to obtain approval of at least two-thirds of the then-outstanding Series D Preferred Stock (such series voting separately as a class) in order to

(a) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series D Preferred Stock with respect to certain rights, or create, authorize or issue any obligation or security convertible into any such senior securities; or (b) amend, alter or repeal our charter in a way that materially and adversely affects any right, preference or voting power of the Series D Preferred Stock.

Conversion. The Series D Preferred Stock is not convertible into or exchangeable for our property or securities.

Power to Reclassify Unissued Shares of Common and Preferred Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our Common Stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of another class or series of stock with terms and conditions more favorable than current terms, or which also could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or otherwise be in their best interest. Our board also could authorize the issuance of additional shares of our 9.75% Series B Cumulative Redeemable Preferred Stock, 8.05% Series C Cumulative Redeemable Preferred Stock or 8.375% Series D Cumulative Redeemable Preferred Stock.

Power to Issue Additional Shares of Common and Preferred Stock

We believe that the power to issue additional shares of Common Stock or preferred stock and to classify or reclassify unissued shares of Common Stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities are listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

Dividend Reinvestment Plan

We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our Common Stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and our Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is American Stock Transfer & Trust Company, New York, New York. We will appoint a transfer agent, registrar and dividend disbursement agent for any new series of preferred stock. The registrar for the preferred stock will send notices to the holders of the preferred stock of any meeting at which those holders will have the right to elect directors or to vote on any other matter.

Transfer Restrictions

Our charter contains restrictions on the number of shares of our stock that a person may own. No person or entity may acquire or hold, directly or indirectly, (a) shares of our stock representing in excess of 8% of the aggregate value of the outstanding shares of our stock, treating all classes and series of our stock as one for this purpose, (b) shares of our Series B Preferred Stock representing in excess of 25% of the outstanding shares of our Series B Preferred Stock, (c) shares of our Series C Preferred Stock representing in excess of 25% of the outstanding shares of our Series C Preferred Stock or (d) shares of our Series D Preferred Stock representing in excess of 25% of the outstanding shares of our Series D Preferred Stock, in each case unless they receive an exemption from our board of directors.

Our charter further prohibits (a) any person or entity from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or otherwise cause us to fail to qualify as a REIT and (b) any person or entity from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors may exempt a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine in its sole discretion. Our board of directors has granted limited exemptions to Fortress Operating Entity I LP (formerly known as Fortress Principal Investment Holdings II LLC), our manager, and certain affiliates of these entities.

Any attempted transfer or ownership of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust (“Trust”) for the exclusive benefit of one or more charitable beneficiaries (“Charitable Beneficiary”), and the proposed holder will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our charter) prior to the date of such violation. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed holder will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed holder prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person, designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations or otherwise adversely affect our ability to qualify as a REIT. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder and to the Charitable Beneficiary as follows. The proposed holder will receive the lesser of (i) the price paid by the proposed holder for the shares or, if the proposed holder did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed holder will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed holder, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed holder received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the Trustee upon demand.

In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed holder.

If an investor acquires an amount of stock that exceeds 8% of the number of shares of a particular class, but is less than 8% of the aggregate value of our stock of all classes, subsequent fluctuations in the relative values of our different classes of stock could cause the investor’s ownership to exceed the 8% ownership limitation, with the consequences described above.

All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every record owner of more than a specified percentage of our stock as required by the Internal Revenue Code or the regulations promulgated thereunder (which may be as low as 0.5% depending upon the number of stockholders of record of our stock), within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial or constructive stockholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT, and to comply with the requirements of any taxing authority or governmental authority, or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction, or a change in control, that might involve a premium price for our stock or otherwise be in the best interest of the stockholders.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the U.S. federal income tax consequences generally applicable to an investment in Common Stock of Newcastle. This summary does not discuss the consequences of an investment in shares of our preferred stock, debt securities, warrants or other securities. The tax consequences of such an investment will be discussed in a relevant prospectus supplement. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Newcastle,” “we,” “our” and “us” mean only Newcastle Investment Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except as described below, we have not sought and do not intend to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate Newcastle and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of another person as nominee;

•	persons who receive our stock through the exercise of options or otherwise as compensation;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their Common Stock as a capital asset, which generally means as property held for investment.

For purposes of this discussion, a domestic holder is a stockholder of Newcastle that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S.,

•	a corporation created or organized in the U.S. or under the laws of the U.S., or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A ‘‘non-U.S. holder’’ is a stockholder of Newcastle that is neither a domestic holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER OF HOLDING OUR COMMON STOCK WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. FOR EXAMPLE, A STOCKHOLDER THAT IS A PARTNERSHIP OR TRUST WHICH HAS ISSUED AN EQUITY INTEREST TO CERTAIN TYPES OF TAX EXEMPT ORGANIZATIONS MAY BE SUBJECT TO A SPECIAL ENTITY-LEVEL TAX IF WE MAKE DISTRIBUTIONS ATTRIBUTABLE TO “EXCESS INCLUSION INCOME.” SEE “—TAXABLE MORTGAGE POOLS AND EXCESS INCLUSION INCOME” BELOW. A SIMILAR TAX MAY BE PAYABLE BY PERSONS WHO HOLD OUR STOCK AS NOMINEE ON BEHALF OF SUCH A TAX EXEMPT ORGANIZATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OUR COMMON STOCK.

Taxation of Newcastle

We have elected to be taxed as a REIT, commencing with our initial taxable year ended December 31, 2002. We believe that we have been organized, have operated and expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT and the filing of this registration statement. In connection with the filing of this registration statement, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with its initial taxable year that ended on December 31, 2002, Newcastle was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of tax counsel is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, income, and the past, present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. The opinion of tax counsel also relies on various legal opinions issued by other counsel for Newcastle and its predecessors, including Sidley Austin Brown & Wood LLP and Thacher Proffitt & Wood, with respect to certain issues and transactions. The opinions are expressed as of the date issued, and do not cover subsequent periods. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by tax counsel. Tax counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by tax counsel. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by tax counsel. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Most domestic stockholders that are individuals, trusts or estates will be taxed on corporate dividends at a reduced maximum rate. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

Even if we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions”, and “—Foreclosure Property”, below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property”, we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “—Taxable Mortgage Pools and Excess Inclusion Income” below.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

•

If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of any subsidiary that is a subchapter C corporation, including any TRS, may be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

1. that is managed by one or more trustees or directors;

2. the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3. that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

4. that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

5. the beneficial ownership of which is held by 100 or more persons;

6. in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

7. which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2002). Our charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income or asset requirements, as described below under “—Income Tests” and “—Asset Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met. In addition, a REIT that makes use of these relief provisions must pay a penalty tax that is based upon the magnitude of the violation. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Affiliated Partnerships.”

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that we wholly own, either directly or through one or more other qualified REIT subsidiaries or disregarded entities. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Our golf investments are currently held through TRSs.

Income Tests

In order to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In addition, in certain cases (unless a safe harbor applies pursuant to IRS guidance), the modification of a debt instrument could result in the conversion of the interest paid on the instrument from qualifying income to wholly or partially non-qualifying income, which may require that we dispose of the debt instrument or contribute it to our TRS in order to satisfy the income tests described above. Moreover, the IRS has taken the position that, for purposes of the REIT income tests, the principal amount of a loan is equal to its face amount, even in situations where the loan was acquired at a significant discount. Under this position, a portion of the income generated by the instrument would not qualify for purposes of the 75% gross income test in cases where the underlying real property has declined in value. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries have invested in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure, and we believe that we have in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We and our subsidiaries also have invested in various types of commercial mortgage backed securities (“CMBS”) real estate asset backed securities (“ABS”) and agency residential mortgage backed securities (“RMBS”). See below under “—Asset Tests” for a discussion of the effect of such investments on our qualification as a REIT.

We hold certain participation interests, including B-Notes, in mortgage loans and other instruments. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Taxation of REITs in General,” “—Requirements for Qualification—General,” “—Asset Tests” and “—Failure to Qualify.”

We have in the past invested in excess mortgage servicing rights (“Excess MSRs”). We have received a private letter ruling from the IRS substantially to the effect that interest received by us from our Excess MSRs will be considered interest on obligations secured by mortgages on real property for purposes of the 75% REIT gross income test. Although a private letter ruling from the IRS is generally binding on the IRS, if any of the assumptions of the private letter ruling, or any of the representations or statements that we have made in connection therewith, are, or become, inaccurate or incomplete in any material respect with respect to one or more Excess MSR investments, or if we acquire an Excess MSR investment with terms that are not consistent with the terms of the Excess MSR investments described in the private letter ruling, then we will not be able to rely on the private letter ruling. If we are unable to rely on the private letter ruling with respect to an Excess MSR investment, no assurance can be given as to the status of such Excess MSR investment for purposes of the 75% gross income test.

We have invested in and may continue to invest in to-be-announced securities (“TBAs”) and recognize income or gains from the with respect those TBAs, through “dollar roll” transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. For a particular taxable year, we intend to treat income and gains from such TBAs as qualifying income for purposes of the 75% gross income test, to the extent set forth in an opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the 75% REIT gross income test, any gain recognized by us in connection with the settlement of such TBAs should be treated as gain from the sale or disposition of the underlying mortgage-backed securities. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS would not successfully challenge the conclusions set forth in such opinions. In addition, any opinion of Skadden, Arps, Slate, Meagher & Flom LLP would be based on various assumptions relating to such TBAs and would be conditioned upon fact-based representations and covenants made by our management regarding such TBAs. No assurance can be given that the IRS would not assert that such income is not qualifying income. If the IRS were to successfully challenge any conclusion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our income consists of income or gains from the disposition of TBAs.

Rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and the 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument hedge risks associated with our indebtedness that is incurred to acquire or carry “real estate assets” or risks associated with certain currency fluctuations (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. Those relief provisions generally will be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect and we file a schedule of the sources of our gross income in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Although rental income will generally not qualify as rents from real property (i.e., qualifying income for purposes of the 75% and 95% REIT gross income tests) if we directly or constructively hold a 10% or greater interest, as measured by vote or value, in the tenant’s equity, rents we receive from a tenant that also is our TRS will not be excluded from the definition of “rents from real property” as a result of our ownership interest in the TRS provided that the property to which the rents relate is a “qualified lodging facility” or a “qualified health care property” (which may include certain senior housing facilities in which we invest), and such property is operated on behalf of the TRS by a person who is an “eligible independent contractor” and certain other requirements are met. Our TRSs will be subject to U.S. federal corporate income tax on their income from the operation of these properties.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to real estate assets and securities of TRSs. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% value test, as explained below).

The Code provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” The Code also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “Taxable Mortgage Pools and Excess Inclusion Income.”

To the extent that we hold mortgage participations, CMBS or RMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment. In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test and the 10% vote or value test. See “—Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements. We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.

We have in the past invested in Excess MSRs. We have received a private letter ruling from the IRS substantially to the effect that our Excess MSRs represent interests in mortgages on real property and thus are qualifying “real estate assets” for purposes of the 75% REIT asset test. Although a private letter ruling from the IRS is generally binding on the IRS, if any of the assumptions of the private letter ruling, or any of the representations or statements that we have made in connection therewith, are, or become, inaccurate or incomplete in any material respect with respect to one or more Excess MSR investments, or if we acquire an Excess MSR investment with terms that are not consistent with the terms of the Excess MSR investments described in the private letter ruling, then we will not be able to rely on the private letter ruling. If we are unable to rely on the private letter ruling with respect to an Excess MSR investment, no assurance can be given as to the status of such Excess MSR investment for purposes of the 75% asset test.

We have invested in and may continue to invest in TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test. For a particular taxable year, we intend to treat such TBAs as qualifying assets for purposes of the 75% asset test, to the extent set forth in an opinion from Skadden, Arps, Slate, Meagher & Flom LLP substantially to the effect that, for purposes of the REIT asset tests, our ownership of a TBA should be treated as ownership of the underlying mortgage-backed securities. Opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS would not successfully challenge the conclusions set forth in such opinions. In addition, any opinion of Skadden, Arps, Slate, Meagher & Flom LLP would be based on various assumptions relating to such TBAs and would be conditioned upon fact-based representations and covenants made by our management regarding such TBAs. No assurance can be given that the IRS would not assert that such assets are not qualifying assets. If the IRS were to successfully challenge any conclusion of Skadden, Arps, Slate, Meagher & Flom LLP, we could be subject to a penalty tax or we could fail to qualify as a REIT if a sufficient portion of our assets consists of TBAs.

Independent valuations have not been obtained to support our conclusions as to the value of all of our assets. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Code contains a number of relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame. No assurance can be given that we would qualify for relief under those provisions.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

1. 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

2. 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, so long as the dividend is actually paid by us before the end of January of the next calendar year. In order for distributions to be counted as satisfying the annual distribution requirement, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, and (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include:

•	real estate securities that are financed through securitization structures,

•	“residual interests” in REMICs or taxable mortgage pools,

•	loans or mortgage backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash, and

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally recognized as taxable income over our holding period in the instrument in advance of the receipt of cash. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Based on IRS guidance concerning the classification of Excess MSRs, we intend to treat our Excess MSRs as ownership interests in the interest payments made on the underlying pool of mortgage loans. Under this treatment, each Excess MSR is treated as a bond that was issued with original issue discount on the date we acquired such Excess MSR. In general, we will be required to accrue original issue discount based on the constant yield to maturity of each Excess MSR, and to treat such original issue discount as taxable income in accordance with the applicable U.S. federal income tax rules. The constant yield of an Excess MSR will be determined, and we will be taxed based on, a prepayment assumption regarding future payments due on the mortgage loans underlying the Excess MSR. If the mortgage loans underlying an Excess MSR prepay at a rate different than that under the prepayment assumption, our recognition of original issue discount will be either increased or decreased depending on the circumstances. Thus, in a particular taxable year, we may be required to accrue an amount of income in respect of an Excess MSR that exceeds the amount of cash collected in respect of that Excess MSR. Furthermore, it is possible that, over the life of the investment in an Excess MSR, the total amount we pay for, and accrue with respect to, the Excess MSR may exceed the total amount we collect on such Excess MSR. No assurance can be given that we will be entitled to an ordinary loss or deduction for such excess, meaning that we may not be able to use any such loss or deduction to offset original issue discount recognized with respect to our Excess MSRs or other ordinary income recognized by us. As a result of this mismatch in character between the income and losses generated by our Excess MSRs, our REIT taxable income may be higher than it otherwise would have been in the absence of that mismatch, in which case we would be required to distribute larger amounts to our stockholders in order to maintain our status as a REIT.

In addition, we may acquire debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes.

Moreover, in the event that any debt instruments acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Differences in timing between the recognition of taxable income and the actual receipt of cash could require us to (i) sell assets, (ii) borrow funds on a short-term or long-term basis, or (iii) pay dividends in the form of taxable in-kind distributions of property, to meet the 90% distribution requirement.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Our ability to meet the REIT distribution requirement and maintain our status as a REIT may be adversely affected if special provisions of the Code, prevent us from utilizing our net operating loss and net capital loss carryforwards and certain built-in losses to reduce our taxable income, thereby increasing both our taxable income and the related REIT distribution requirement to a level that we are unable to satisfy. Specifically, the Code limits the ability of a company that undergoes an “ownership change” to utilize its net operating loss and net capital loss carryforwards and certain built-in losses to offset taxable income earned in years after the ownership change. An ownership change occurs if, during a three-year testing period, more than 50% of the stock of a company is acquired by one or more persons who own, directly or constructively, 5% or more of the stock of such company. An ownership change can occur as a result of a public offering of stock such as this offering, as well as through secondary market purchases of our stock and certain types of reorganization transactions. Generally, if an ownership change occurs, the annual limitation on the use of net operating loss and net capital loss carryforwards and certain built-in losses is equal to the product of the applicable long-term tax exempt rate and the value of our stock immediately before the ownership change. If we were to undergo an ownership change as a result of a stock offering or otherwise, depending on the aggregate value of our stock and the level of the applicable federal rate at the time of the ownership change, we might be unable to use our net operating loss and net capital loss carryforwards and built-in losses to offset our taxable income, and we would therefore be required to distribute larger amounts to our stockholders in order to maintain our status as a REIT. In January 2013, we experienced an ownership change and, consequently, have an annual limitation on the use of our net operating loss and net capital loss carryforwards and built-in losses. While such limitation may increase our distribution requirement in the future, we do not believe that the limitation will prevent us from satisfying our REIT distribution requirement for the current year and future years. No assurance, however, can be given that we will be able to satisfy our distribution requirement following a current or future ownership change or otherwise. If we were to fail to satisfy our distribution requirement, it would cause us to lose our REIT status and thereby materially negatively impact our business, financial condition and potentially impair our ability to continue operating in the future.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Foreign Investments

We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains are not treated as gross income under the 95% or 75% income tests if certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize directly or through pass-through subsidiaries, or that these technical requirements will not adversely affect our ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

We and our subsidiaries have engaged in, and may in the future enter into, hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or a pass-through subsidiary enter into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets or risks associated with certain currency fluctuations and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would not be treated as gross income for purposes of the REIT 75% and 95% gross income tests. To the extent that we hedge in certain other situations, the resultant income may be treated as income that does not qualify under the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Under recently issued IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “—Taxation of Stockholders.” Under recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of Newcastle—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “Taxation of Newcastle—Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Newcastle—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Newcastle—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Newcastle—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of stockholders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits generally will be allocated first to distributions with respect to preferred stock, including our Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and only then will any remaining earnings and profits be allocated to distributions on our Common Stock. If we have net capital gains and designate some or all of our distributions as capital gain dividends, the capital gain dividends will be allocated among different classes of stock in proportion to the allocation of earnings and profits as described above.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Newcastle—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “Taxation of Newcastle—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Newcastle Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a reduced maximum U.S. federal income tax rate if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Medicare Tax. Certain domestic holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividends received from the us and capital gains from the sale or other disposition of our stock.

Taxation of Foreign Stockholders

Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of Newcastle—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (“USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a dividend that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a ‘‘tax home’’ in the U.S., in which case the non-U.S. holder will incur a 30% tax on his capital gains.

A dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary income dividends (discussed above), provided that (1) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our Common Stock will be “regularly traded” on an established securities exchange.

Dispositions of Newcastle Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if, at any time during a prescribed testing period, 50% or more of our assets consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor and with certain other adjustments. We believe that our stock currently is treated as a USRPI under this test. Even if the foregoing 50% test is met, however, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given that we will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our stock at all times during a specified testing period. Our stock is, and we expect that it will continue to be, publicly traded.

In addition, if a non-U.S. holder owning more than 5 percent of our Common Stock disposes of such Common Stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such non-U.S. holder acquires or enters into a contract or option to acquire our Common Stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such non-U.S. holder under FIRPTA, then such non-U.S holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Other Withholding Rules. Legislation enacted in 2010 and existing guidance issued thereunder will require withholding at a rate of 30% on dividends in respect of, and, after December 31, 2016, on gross proceeds from the sale of, our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our Common Stock.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of Newcastle—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension stockholders in order to satisfy the REIT closely held test and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning Newcastle stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock or other securities.

ERISA CONSIDERATIONS

A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

•	employee benefit plans as defined in Section 3(3) of ERISA that are subject to Title I of ERISA,

•	plans described in Section 4975(e)(1) of the Internal Revenue Code, including individual retirement accounts and Keogh Plans, that are subject to Section 4975 of the Internal Revenue Code,

•	entities whose underlying assets include plan assets by reason of a plan’s investment in such entities including, without limitation, insurance company general accounts, and

•	persons who have certain specified relationships to a plan described as “parties in interest” under ERISA and “disqualified persons” under the Internal Revenue Code.

Regulation under ERISA and the Internal Revenue Code

ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan’s assets is considered to be a fiduciary of that plan. Both ERISA and the Internal Revenue Code prohibit certain transactions involving “plan assets” between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty.

Under Section 3(42) of ERISA and 29 C.F.R. 2510.3-101 (the “Plan Assets Rules”), a plan’s assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an “equity interest” in such an entity and no exception under the Plan Asset Rules is applicable. In that event, the operations of such an entity could result in a prohibited transaction under ERISA and the Internal Revenue Code.

Under the Plan Assets Rules, if a plan acquires a “publicly-offered security,” the issuer of the security is not deemed to hold plan assets of the investing plan as a result of such acquisition. A publicly-offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

•	is either:

(i)	part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

(ii)	sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

“Publicly-Offered Securities”

Our Common Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock currently meet the above criteria and it is anticipated that the shares of our Common Stock offered hereby will continue to meet the criteria of publicly-offered securities.

Applicability of other exceptions to the Plan Asset Regulation with respect to securities offered hereby will be discussed in the respective prospectus supplement.

General Investment Considerations

Prospective fiduciaries of a plan (including, without limitation, an entity whose assets include plan assets, including, as applicable, an insurance company general account, insurance company separate account or collective investment fund) considering the purchase of securities should consult with their legal advisors concerning the impact of ERISA and the Internal Revenue Code and the potential consequences of making an investment in these securities with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

•	whether the plan’s investment could give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code,

•	whether the fiduciary has the authority to make the investment,

•	the composition of the plan’s portfolio with respect to diversification by type of asset,

•	the plan’s funding objectives,

•	the tax effects of the investment,

•	whether our assets would be considered plan assets, and

•

whether, under the general fiduciary standards of investment prudence and diversification an investment in these shares is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the Internal Revenue Code. Accordingly, assets of such plans may be invested in the securities without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the Internal Revenue Code is subject to the prohibited transaction rules set forth in Section 503 of the Internal Revenue Code.

PLAN OF DISTRIBUTION

The terms of the Plans permit us to issue shares of our Common Stock (or, in certain cases, the cash equivalent thereof) in connection with the exercise or grant, as the case may be, of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code, SARs, restricted stock, performance awards, tandem awards and other stock-based and non-stock based awards, in each case to our Manager; to the employees, officers, directors, consultants, service providers and advisors of our Manager who perform services for us; to our employees, officers, consultants, service providers and advisors; and to such other persons who the Committee selects to be participants in the Plans. Such awards may be granted singly, in tandem, or in combination with each of the other awards.

The Selling Stockholders may offer and sell the securities covered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which the Selling Stockholders may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

The Selling Stockholders may also enter into hedging transactions. For example, the Selling Stockholders may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Common Stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Common Stock received from the Selling Stockholders to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;

•

enter into option or other types of transactions that require the Selling Stockholders to deliver Common Stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Common Stock under this prospectus; or

•

loan or pledge the Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The securities covered by this prospectus may be sold:

•	on a national securities exchange;

•	in the over-the-counter market; or

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, the Selling Stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from the Selling Stockholders or others to settle such sales and may use securities received from the Selling Stockholders to close out any related short positions. The Selling Stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

If necessary, a prospectus supplement with respect to an offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by the Selling Stockholders from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchange or markets on which the securities may be listed; and

•	other material terms of the offering.

The offer and sale of the securities described in this prospectus by the Selling Stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

In addition to selling its Common Stock under this prospectus, a Selling Stockholder may:

•	transfer its Common Stock in other ways not involving a market maker or established trading markets, including directly by gift, distribution, or other transfer;

•

sell its Common Stock under Rule 144 or Rule 145 of the Securities Act of 1933, as amended (the “Securities Act”) rather than under this prospectus, if the transaction meets the requirements of Rule 144 or Rule 145, respectively; or

•	sell its Common Stock by any other legally available means.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed (i.e., paid by the underwriter to a third-party broker–dealer) or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any Selling Stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the

Selling Stockholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. The Selling Stockholders, if necessary, will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

The Selling Stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the Selling Stockholders or any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and any affiliates of the Selling Stockholders. Furthermore, Regulation M may restrict the activities of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The Selling Stockholders are not restricted as to the price or prices at which they may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities.

Moreover, it is possible that a significant number of shares of Common Stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We cannot assure you that the Selling Stockholders will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and the applicable Selling Stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

The Selling Stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The Selling Stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us or any Selling Stockholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with the Selling Stockholders and its compensation.

In connection with offerings made through underwriters or agents, the Selling Stockholders may enter into agreements with such underwriters or agents pursuant to which the Selling Stockholders receive outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the Selling Stockholders under these arrangements to close out any related open borrowings of securities.

Dealers

The Selling Stockholders may sell the offered securities to dealers as principals. The Selling Stockholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the Selling Stockholders at the time of resale. Dealers engaged by the Selling Stockholders may allow other dealers to participate in resales.

Direct Sales

The Selling Stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

The Selling Stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

The Selling Stockholders will enter into such delayed contracts only with institutional purchasers that the Selling Stockholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We and the Selling Stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, the Selling Stockholders in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

In connection with any offering of Common Stock, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Common Stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Common Stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make

“naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Foley & Lardner LLP, Washington, D.C.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2014 and the effectiveness of our internal control over financial reporting as of December 31, 2014 included in our Annual Report on Form 10-K, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Common Stock

Newcastle Investment Corp.

PROSPECTUS

            , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses relating to the registration of the securities will be borne by the Registrant. The following expenses, with the exception of the Securities and Exchange Commission Registration Fee, are estimates.

Securities and Exchange Commission Registration Fee	$5,486.56
Printing and Engraving Fees and Expenses	$42,000.00
Accounting Fees and Expenses	$15,000.00
Legal Fees	$115,000.00

Total	$177,486.56

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company’s Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Charter and the Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity or in the defense of any claim, issue or matter in any such proceeding. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify or advance expenses for a suit brought by a director against the corporation except for a proceeding brought to enforce indemnification by this section or if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation or an agreement approved by the board of directors to which the corporation is a party expressly provides otherwise. Further, a director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received, unless a court orders indemnification and then only for expenses.

Maryland also law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.	LIST OF EXHIBITS.

The Exhibits to this registration statement are listed in the Index to Exhibits and are incorporated herein by reference.

ITEM 17.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)1(i), (a)1(ii) and (a)1(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 4, 2015.

NEWCASTLE INVESTMENT CORP.

By:	/s/ KENNETH M. RIIS
Name:	Kenneth M. Riis
Title:	Director and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signature appear below constitute and appoint each of Wesley R. Edens, Randal A. Nardone, Kenneth M. Riis and Justine Cheng to be his lawful attorney-in-fact and agent with full and several power of substitution, in his name, place and stead and on his behalf, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any and all additional registration statements relating to the Registration Statement and filed pursuant to Rule 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done or performed in connection with any or all of the above described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

NAME	TITLE	DATE

/S/ WESLEY R. EDENS Wesley R. Edens	Chairman of the Board	March 4, 2015

/S/ KENNETH M. RIIS Kenneth M. Riis	Director and Chief Executive Officer (Principal Executive Officer)	March 4, 2015

/S/ JUSTINE A. CHENG Justine A. Cheng	Chief Financial Officer, Chief Operating Officer and Treasurer (Principal Financial Officer)	March 4, 2015

/S/ JULIEN P. HONTANG Julien P. Hontang	Principal Accounting Officer	March 4, 2015

/S/ KEVIN J. FINNERTY Kevin J. Finnerty	Director	March 4, 2015

/S/ STUART A. MCFARLAND Stuart A. McFarland	Director	March 4, 2015

/S/ DAVID K. MCKOWN David K. McKown	Director	March 4, 2015

/S/ ALAN L. TYSON Alan L. Tyson	Director	March 4, 2015

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

1.1*	Form of Underwriting Agreement for common stock.

3.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to the Registrant’s Registration Statement on Form S-11, Exhibit 3.1, filed with the Commission on September 24, 2002).

3.2	Articles Supplementary relating to the Series B Preferred Stock (incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2003, filed with the Commission on May 13, 2003, Exhibit 3.3).

3.3	Articles Supplementary relating to the Series C Preferred Stock (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.3, filed with the Commission on October 25, 2005).

3.4	Articles Supplementary Relating to the Series D Preferred Stock (incorporated by reference to the Registrant’s Report on Form 8-A, Exhibit 3.1, filed with the Commission on March 14, 2007).

3.5*	Form of any Articles Supplementary with respect to any Preferred Stock issued hereunder.

3.6	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed with the Commission on May 8, 2006).

3.7	Articles of Amendment of Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed with the Commission on June 7, 2013).

3.8	Articles of Amendment (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on August 19, 2014).

3.9	Articles of Amendment of Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed with the Commission on October 22, 2014).

4.1	Form of Certificate for Common Stock (incorporated by reference to the Registrant’s Registration Statement on Form S-11, Exhibit 4.1, filed with the Commission on June 14, 2002).

5.1	Opinion of Foley & Lardner LLP as to legality.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters.

23.1	Consent of Ernst & Young LLP, independent accountants.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters (included in Exhibit 8.1).

24.1	Powers of Attorney (included on the signature pages hereto).

*	To be filed by amendment hereto or pursuant to a Current Report on Form 8-K to be incorporated herein by reference.

.